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                                                                 Exhibit (J)(1)

           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of E*Trade Funds and to the use of our report dated February 13, 2006 on the financial statements and financial highlights of E*Trade Russell 2000 Index Fund, E*Trade Technology Index Fund, E*Trade S&P 500 Index Fund, and E*Trade International Index Fund, each a series of shares of E*Trade Funds. Such financial statements and financial highlights appear in the 2005 Annual Reports to Shareholders which are incorporated by reference into the Statement of Additional Information.

                                                  /s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
April 25, 2006